Anthony C. Weagley, Vice President and Treasurer
(908) 206-2886

CENTER BANCORP, INC. ANNOUNCES BALANCE SHEET REPOSITIONING AND EFFICIENCY MEASURES

Union, New Jersey, December 19, 2005 ---Center Bancorp, Inc. (NASDAQ, NM: CNBC), parent company to Union Center National Bank of Union, New Jersey, today announced that it has undertaken a repositioning of its consolidated balance sheet designed to enhance its earnings profile and reduce exposure to future interest rate risk. In addition, the Corporation announced that it would be taking separate action to improve efficiency and [restrain the growth of operating overhead. As a result of the de-leveraging commenced during the fourth quarter, Center announced that it would be lowering its fourth-quarter outlook reflecting weaker top line revenue growth, due to margin compression and a decline in the volume of its securities portfolio. The Company indicated that it expects its 2005 fourth quarter earnings per share to be in the range of $.11 to $.13.

The Corporation has focused on changing its asset mix over the last several years. The strategies implemented in the fourth quarter of 2005 are expected to accelerate that process while taking measures to improve the Corporation’s exposure to further increases in interest rates. Commenting on the Corporation's actions, President and Chief Executive Officer John J. Davis stated, "We believe that the de-leveraging of the balance sheet will help to improve the Corporation's interest rate risk profile.”

The Corporation expects to shrink the size of its investment securities portfolio by approximately $75.0 million in cash flow during the quarter ended December 31, 2005, as compared to the quarter ended September 30, 2005. The Corporation is also considering sales of securities which could be used to reduce borrowings. Cash flow from the securities portfolio and any proceeds from the sales of investment securities are funding loan growth and reducing the Corporation’s short-term borrowing position. The Corporation projects a further decline in its investment securities portfolio of $90.0 million in 2006, fueling additional loan growth, a reduction in its short-term borrowings and further reducing its reliance on wholesale funding and more expensive deposits. These efforts are designed to improve margins in the forecasted interest rate environment.

Commenting further on these actions, Center Bancorp, Inc. President & CEO John J. Davis said that: “Our fourth quarter results will be impacted by a decrease in net interest margin resulting from the flat yield curve and the action being taken to reduce our investment securities portfolio as part of a restructuring of the balance sheet. We are taking these actions in light of the prospects for further increases in interest rates and a further continuation of a flat yield curve into 2006. Management and the Board believe that the near term impact to income as a result of de-leveraging the balance sheet will enhance our earnings profile in the future. At present we do not expect any pre-tax charges to earnings as a result of initiating any of the strategies that we have discussed”.

"Reflecting the full-year impact of the reduction in interest-earning assets during the current quarter, the Company is currently projecting a full year earnings per share in the range of $.60 to $.63 per share for 2005.” Mr. Davis continued. "Our 2005 estimate and outlook for 2006 estimates assume a continued rise in short-term interest rates and a flattening yield curve over the next four quarters, as well as interest-earning asset growth of approximately 10% in the loan portfolio, primarily driven by loan production. In addition, these projections reflect our expectation that the securities we retain will continue to provide us with cash flows to support the growth of our loan portfolio.

Mr. Davis added, "The Board of Directors and management team recognize the need to improve operating efficiency in light of declining margins. We are focused on controlling overall operating expense by limiting the growth in salaries and employee benefits, our largest non-interest expense category. The Corporation recently engaged the Kafafian Group of Parsippany, New Jersey to assist in the analysis of our expense base.

The Corporation is also reviewing its current authorized stock buyback program. The number of shares to be repurchased and the timing of such transactions will depend upon market conditions and the implementation of other value-enhancing corporate strategies.

Mr. Davis concluded: “We believe that these strategies, taken together, will better position the Corporation for the challenging rate environment in 2006, while allowing us to maintain a strong capital position to support growth initiatives.

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates fourteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. The Bank also received recent approvals to install and operate two additional off-premise ATM locations in the Chatham and Madison New Jersey Transit Stations.

Union Center National Bank is the largest commercial Bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank visit our web site at “http://www.centerbancorp.com”

All non-historical statements in this press release (including the earnings per share guidance, the description of actions to be taken by the Corporation and the statements regarding the anticipated effects of the actions taken and to be taken by the Corporation) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.